Exhibit 99.1

Alliqua BioMedical, Inc. Reports First Quarter of Fiscal Year 2017 Financial Results

Q1’17 Product revenue from continuing operations increased 28% year-over-year, led by Biologics growth of 197% year-over-year

YARDLEY, Pa., May 9, 2017 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a regenerative technologies company committed to restoring tissue and rebuilding lives, today announced financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Summary:

•	Total revenue from continuing operations increased 16% year-over-year to $4.6 million.
•	Product revenue from continuing operations increased 28% year-over-year to $4.4 million.
•	Gross margin was 64%, compared to 60% in the same period last year.
•	Adjusted EBITDA loss decreased by $1.8 million, or 36% year-over-year, to ($3.2) million.

First Quarter 2017 Operating Highlights:

•	On February 28, 2017, the Company announced a private placement of approximately $2.8 million, which was led by one of Alliqua’s strategic investors and included participation from a member of the Company’s Board of Directors, as well as other accredited investors. Under the terms of the private placement, the Company agreed to sell an aggregate of 5,540,000 shares of its common stock at the price of $0.50 per share.
•	On February 28, 2017, the Company announced the termination of its agreement to acquire the business of Soluble Systems, LLC (“Soluble”).
•	On March 20, 2017, the Company announced the publication of a peer-reviewed study by Honaker et al. in the academic journal, Wound Repair & Regeneration, which examined the use of UltraMIST for deep tissue pressure injuries.

Announcements Subsequent to Quarter-End:

•	On April 3, 2017, the Company announced the close of an approximately $3.8 million public offering. Under the terms of the offering, the Company agreed to sell 9,473,250 shares of its common stock at a public offering price of $0.40 per share.
•	On April 5, 2017, the Company featured five poster presentations summarizing new data and information related to its Interfyl and UltraMIST Therapy products at the Spring 2017 Symposium on Advanced Wound Care in San Diego.
•	On April 12, 2017, the Company announced that it had received a 180 day extension from Nasdaq to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market.

“Our first quarter revenue performance represents an exciting start to 2017, with 28% growth in our products business, driven by Biologics growth of 197%,” said David Johnson, Chief Executive Officer of Alliqua BioMedical. “We were successful in pursuing our targeted sales strategies for our regenerative technologies. Within Biologics, for example, we saw continued success in our efforts to focus on the surgical segment of the market and enhance our hybrid selling organization by adding relationships with new independent sales agencies. Likewise, within our UltraMIST franchise, we are excited about our targeted strategy for driving growth, by focusing on the hospital outpatient market, hosting peer-to-peer education events and establishing centers of excellence.”

“Finally, in addition to our strong commercial performance in the first quarter, we also reduced our operating cash burn profile and raised important capital to support our continued growth.”

First Quarter 2017 Results:

Alliqua BioMedical, Inc. and Subsidiaries

Revenue Summary*

	Three Months Ended
($, Thousands)	March 31,		Increase / Decrease
	2017	2016	$ Change	% Change
Products	$4,365	$3,404	$961	28%
Contract Manufacturing	$229	$553	$-324	-59%
Revenue, net	$4,594	$3,957	$637	16%

Total revenue from continuing operations for the first quarter of 2017 increased by approximately $637 thousand, or 16% year-over-year, to $4.6 million, compared to $4.0 million last year. Sales of the Company’s products – including Biovance, Interfyl, TheraBond and UltraMIST – increased by $1.0 million, or 28% year-over-year, to $4.4 million, from $3.4 million last year. Sales of the Company’s Biologics were the largest contributor to first quarter products growth.

Gross profit for the first quarter of 2017 was $2.9 million, or 64% of sales, compared to a gross profit of $2.4 million, or 60% of sales, last year. Gross margin on product sales was approximately 75% in the first quarter of 2017, unchanged from last year.

Total operating expenses for the first quarter of 2017 decreased by $1.8 million, or 17% year-over-year, to $8.7 million. The decrease in total operating expenses in the period was driven primarily by a $2.0 million decrease in selling, general and administrative expenses and a $327 thousand decrease in the fair value of the Company’s contingent consideration liability. Selling, general and administrative expenses were lower due to a reduction in compensation expense, professional fees, and other expenses due to a decrease in the Company’s number of employees. This decrease is consistent with the Company’s goal of reducing its operating expenditures. The decrease in operating expense compared to last year was partially offset by $635 thousand of expenses related to the recently terminated agreement to acquire Soluble.

GAAP loss from operations for the first quarter of 2017 was $5.8 million, compared to a loss of $8.2 million for the same period last year.

GAAP net loss for the first quarter of 2017 was $7.0 million, or ($0.23) per diluted share, compared to a GAAP net loss of $7.7 million, or ($0.28) per diluted share, for the same period last year. The change in GAAP net loss in the first quarter of 2017 was driven primarily by the aforementioned $2.4 million decrease in operating loss compared to the prior year. The improvement in operating loss was partially offset by a $770 thousand warrant modification expense in the first quarter of 2017 related to an amendment of the warrant issued to the Company’s creditor, and by changes in fair value of the Company’s warrant liability, which resulted in a gain of $118 thousand in the first quarter of 2017, compared to a gain of $737 thousand last year. GAAP net loss in the first quarter of 2016 also included $346 thousand of income from discontinued operations related to the Company’s sale of its sorbion product franchise.

Non-GAAP net loss from continuing operations for the first quarter of 2017 was $5.2 million, or ($0.17) per diluted share, compared to a non-GAAP net loss from continuing operations of $6.7 million, or ($0.25) per diluted share, for the same period last year. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP), excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, depreciation and amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations.

Cash and Cash Equivalents:

As of March 31, 2017, the Company had cash and cash equivalents of approximately $2.4 million, compared to $5.6 million at December 31, 2016. The decrease in cash during the period was driven by $4.6 million of cash used in operating activities, approximately $0.7 million of cash used to pay a portion of the contingent consideration related to the Celleration acquisition and $350 thousand of cash provided to Soluble as a bridge loan. The decrease in cash during the three months ended March 31, 2017 was partially offset by $2.5 million of cash received in connection with the Company’s private placement offering on February 27, 2017. Subsequent to quarter-end, the Company received $3.8 million in gross proceeds in connection with the close of a public offering of its common stock on April 3, 2017.

Fiscal Year 2017 Financial Outlook:

The Company is maintaining its revenue guidance for the fiscal year 2017 period, which was last updated on April 6, 2017. For the fiscal year ending December 31, 2017, the Company expects total revenue of $20.4 million to $21.3 million, representing growth in the range of approximately 12% to 17% year-over-year on a GAAP basis.

The Company’s total revenue guidance assumes the following:

•	Contract manufacturing sales of approximately $1.4 million, compared to $2.2 million in the fiscal year ended December 31, 2016. This compares to the Company’s prior guidance for contract manufacturing sales of $0.8 million in 2017. The change in expectations for contract manufacturing sales in 2017 is a result of final order volumes from the Company’s largest contract manufacturing customer. As previously reported, subsequent to December 31, 2016, the Company was notified by a customer of its contract manufacturing services of its intent not to use the Company’s contract manufacturing services going forward.
•	The Company’s total revenue guidance continues to assume product sales of $19.0 million to $19.9 million, representing growth in the range of approximately 18% to 24% year-over-year compared to product sales of $16.1 million in the fiscal year ended December 31, 2016.

For the fiscal year 2017, the Company expects cash burn from operations to approximate $12.0 million, representing a decrease of approximately $6.3 million year-over-year, compared to $18.3 million in fiscal year 2016.

Conference Call:

The Company will host a teleconference at 8:00 a.m. Eastern Time on May 9th to discuss the results of the quarter, and to host a question and answer session. Those interested in participating on the call may dial 888-510-1762 (719-325-2472 for international callers) and provide access code 1932245 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company's website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 1932245. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a regenerative technologies company committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua offers solutions that allow clinicians to utilize the latest advances in regenerative technologies to bring improved patient outcomes to their practices.

Alliqua currently markets the human biologic regenerative technologies, Biovance® and Interfyl™. The Company also markets its Mist Therapy System®, which uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. In addition to these technologies, Alliqua markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. The Company has locations in Yardley, Pennsylvania, Langhorne, Pennsylvania and Eden Prairie, Minnesota.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$2,350	$5,580
Accounts receivable, net	2,861	2,760
Inventory, net	2,631	2,702
Prepaid expenses and other current assets	451	735
Total current assets	8,293	11,777
Improvements and equipment, net	1,956	2,092
Intangible assets, net	27,290	28,498
Goodwill, net	11,959	11,959
Other assets	229	173
Total assets	$49,727	$54,499

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,311	$2,612
Accrued expenses and other current liabilities	4,672	5,286
Contingent consideration, current	-	675
Senior secured term loan, net	11,745	11,541
Warrant liability	672	20
Total current liabilities	19,400	20,134
Contingent consideration, long-term	500	1,141
Deferred tax liability	752	749
Other long-term liabilities	338	385
Total liabilities	20,990	22,409

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 95,000,000 shares authorized; 36,122,025 and 29,669,036 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	36	30
Additional paid-in capital	160,002	156,363
Accumulated deficit	(131,301)	(124,303)
Total stockholders' equity	28,737	32,090
Total liabilities and stockholders' equity	$49,727	$54,499

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016

Revenue, net of returns, allowances and discounts	$4,594	$3,957

Cost of revenues	1,660	1,590

Gross profit	2,934	2,367

Operating expenses
Selling, general and administrative	7,740	9,740
Royalties	185	217
Research and product development	111	199
Acquisition-related	635	-
Change in fair value of contingent consideration liability	35	362
Total operating expenses	8,706	10,518

Loss from operations	(5,772)	(8,151)

Other (expense) income
Interest expense	(573)	(619)
Interest income	2	8
Change in fair value of warrant liability	118	737
Warrant modification expense	(770)	-
Total other (expense) income	(1,223)	126

Loss from continuing operations before tax	(6,995)	(8,025)

Income tax expense	(3)	(3)

Loss from continuing operations	(6,998)	(8,028)

Income from discontinued operations, net of tax of $0 for the three months ended March 31, 2017 and 2016	-	346

Net loss	$(6,998)	$(7,682)

Net loss per basic and diluted common share:
Loss from continuing operations	$(0.23)	$(0.29)

Income from discontinued operations	-	0.01
Net loss per basic and diluted common share	$(0.23)	$(0.28)

Weighted average shares used in computing basic and diluted net loss per common share	30,713,415	27,293,087

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net loss from continuing operations, adjusted EBITDA from continuing operations and non-GAAP net loss from continuing operations per share. The Company defines non-GAAP net loss from continuing operations as its reported net loss (GAAP) stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration, change in value of warrant liability, impairment charges to goodwill and other intangibles and income from discontinued operations. The Company defines adjusted EBITDA from continuing operations as non-GAAP net loss from continuing operations excluding income tax expense, interest expense, net, and depreciation and amortization.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP results to Non-GAAP results from continuing operations

(Unaudited)

	Three Months Ended March 31,
(U.S. dollars in thousands)	2017	2016
Table of Reconciliation from GAAP Net Loss to Non-GAAP Net Loss from Continuing Operations
GAAP Net Loss	$(6,998)	$(7,682)

Stock-based compensation	491	1,706

Acquisition related expenses	635	-

Change in fair value of contingent consideration	35	362

Change in fair value of warrant liability	(118)	(737)

Other*	770	-
Income from discontinued ops, net	$-	$(346)
Non-GAAP Net Loss from Continuing Operations	$(5,185)	$(6,697)

Income tax expense (benefit)	3	3

Interest expense, net	571	611

Depreciation & Amortization	1,382	1,018
Adjusted EBITDA from Continuing Operations	$(3,229)	$(5,065)

Table Comparing GAAP Diluted Net Loss Per Common Share to Non-GAAP Diluted Net Loss from Continuing Operations Per Common Share
GAAP Diluted Net Loss Per Common Share	$(0.23)	$(0.28)
Non-GAAP diluted Net Loss from Continuing Operations Per Common Share	$(0.17)	$(0.25)
Shares used in computing GAAP net loss per common share & non-GAAP diluted net loss from continued operations per common share	30,713,415	27,293,087

*"Other" for the three months ended March 31, 2016 includes a $770 thousand warrant modification expense in connection with an amendment of the warrant issued to Perceptive Credit Opportunities Fund, L.P.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com